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                                                                    EXHIBIT 5.01

         SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
                                    LAWYERS
                        2500 FIRST UNION CAPITOL CENTER
                         RALEIGH, NORTH CAROLINA 27601
                              PHONE: 919-821-1220
                               FAX: 919-821-6800


                                 March 31, 1998


FNB Financial Services Corporation
202 South Main Street
Reidsville, North Carolina 27320

     Re: Registration Statement of Form S-2

Gentlemen:


     We have acted as counsel to FNB Financial Services Corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on March 3, 1998 (File No. 333-47203) relating to the registration of up to 747,500 shares (including up to 97,500 shares subject to Underwriters' over-allotments, the "Shares") of the Company's common stock, par value $1.00 per share ("Common Stock"). The Shares will be sold pursuant to an underwriting agreement (the "Underwriting Agreement") by and between the Company and Interstate/Johnson Lane Corporation, as representative of the several underwriters named in the Underwriting Agreement. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.



     We have examined the Amended and Restated Articles of Incorporation of the Company, in the form in which such Amended and Restated Articles of Incorporation are to be filed by the Company with the North Carolina Secretary of State (and have assumed, for purposes of our opinion set forth below, that such Amended and Restated Articles of Incorporation have been so filed), the Bylaws of the Company, as amended, minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for purposes of this opinion.



     Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement following effective filing of the Amended and Restated Articles of Incorporation and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and nonassessable.


     We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

     This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

     The opinion expressed herein does not extend to compliance with federal and state securities law relating to the sale of the Shares.

     This opinion is rendered solely for your benefit in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

                                          Sincerely yours,


                                          /s/ Smith, Anderson, Blount, Dorsett,


                                          Mitchell & Jernigan, L.L.P.